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Automatic Data Processing, Inc.

(Name of Registrant as Specified In Its Charter)

William A. Ackman

Veronica M. Hagen

V. Paul Unruh

Pershing Square Capital Management, L.P.

PS Management GP, LLC

Pershing Square, L.P.

Pershing Square II, L.P.

Pershing Square International, Ltd.

Pershing Square Holdings, Ltd.

Pershing Square VI Master, L.P.

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On November 1, 2017, Pershing Square Capital Management, L.P. and certain affiliates hosted a webcast relating to Automatic Data Processing, Inc., which was also posted on www.ADPascending.com. A transcript of the webcast is below:

ADP Ascending Webcast

The Choice for Shareholders

ADPascending.com - November 1, 2017

OPERATOR	Good day ladies and gentlemen, and welcome to the ADP Ascending conference call hosted by Bill Ackman. CEO of Pershing Square Capital Management. My name is Emma and I’m your event manager. During the presentation your lines will remain on listen only. If you require assistance at any time please key star zero on your telephone and an operator will be happy to assist you. You may submit questions in advance by pressing star then one on your telephone. These will later be addressed in a Q&A session. I would like to advise all parties this conference is being recorded for replay purposes. And now, I’d like to hand it over to Bill.

BILL ACKMAN	Thank you, operator. So we’re going to get started. We’re going to walk past the disclaimer which we’ve sent copies to everyone. And I’m going to begin with a quote. So, John Paul Jones, the chairman of ADP, gave a speech in 2009 and he talked about change. He said “I believe that change, and the ever increasing pace of change, that we’re all witnessing, puts an incredible pressure on our organizations, and the people in those organizations. I believe that people, human beings, fundamentally do not like change. It causes discomfort. I believe, that change and accelerating change without good leadership can turn that discomfort into fear. I believe that fear, left unchecked, can cause organizations – good people – to ignore reality. Do some really strange things. Ultimately cause the demise of their organization. Or, make them into something that is insignificant, compared to their past.”

Let’s begin. This is going to be — we hope to keep this under an hour, a presentation and time for Q&A and we really summarize kind of the key issues that we’ve addressed over the past two months. The basic argument we’ve made is the following:

That ADP’s Employer Services business is underperforming its potential. That there’s an opportunity to meaningfully improve the company’s performance and competitive position by making it a more efficient company and a leader in technology. We think that the margins in Employer Services, currently at around 19%, can go to 35% or more if the company is managed optimally. And we think the growth rate can accelerate to 7% from current levels, and Employer Services is expected to generate, according to management guidance, about 2-3% growth in the coming fiscal year.

Doing so will create enormous shareholder value, and we believe this can be done without meaningful incremental risk to the company. In fact, we think there’s a lot of risk in the status quo. And we spent, one of the more interesting ways to understand the opportunity is to look at companies that ADP has sold or spun-off: Claims Services, Dealer Services, and we’ll talk about this in the presentation.

Over the course of the last two months, analysts have weighed in, and I think the analyst community and, I would say, the bulk of the shareholder community, believe there is a very significant opportunity for margin expansion at the company. You see this echoed in the quotes on this page.

The only survey that’s been done of institutional shareholders revealed that 83% percent of the current long shareholders supported our involvement in the company and they find it somewhat compelling or compelling; 83% that ADP’s Employer Services should achieve operating margins of 35% or more; and 88% of ADP’s current long shareholders find it somewhat compelling or compelling that ADP’s Employer Services revenue growth can be accelerated through operational improvements. We’ve had a, I would say, a pretty deep buy-in in the shareholder community. And the proxy advisory firms agree.

I read Glass Lewis: “[ADP] is not performing to its full potential, operationally or financially, and is not maximizing value for long-term shareholders. In our view, when compared to the productivity, profitability and growth of ADP’s competitors in the HCM industry… the substantial opportunity that Pershing Square has outlined for ADP to potentially achieve becomes readily apparent.”

And then ISS: “[T]he dissident does appear to make a valid point when noting that ADP’s margins fall far short of Paychex’s… Moreover, economies of scale in areas such as R&D and corporate expense should help ADP’s margin relative to Paychex. ADP’s revenues (excluding pass-throughs and clients’ funds’ interest) are approximately three times that of Paychex, and its payroll-related revenue is more than four times . . .”

Again, scale should enable ADP to achieve even better results. We show this in a number of different ways. You’ve seen this slide before. We compare gross margins of ADP to its competitors. They’re about 1400 basis points below their gross margins of their competitors, on average. Employer Services without the PEO business is about a 1600 basis point gap between ADP and its competitors. This represents about a $1.35 billion opportunity if ADP were able to close that gap.

If you look at this on a net operational revenue per employee basis, here again the company is about 28% below its peers. If they were to get to the average or the median level of their peers, this would drop about the same, about a $1.4 billion incremental opportunity to improve profits at the company.

Paychex is a company that’s been around for a very long time, and it’s competed with ADP over a very long time, and it appears that Paychex got religion, in the sense that if you look at the chart, beginning in 2011, mid-2011, Paychex was neck-and-neck with ADP in terms of revenue per employee, and then things changed dramatically over the next, the following six years, with ADP really baselining at the same productivity it achieved ten years prior. If you look at Paychex again as a competitor, you look at adjusted gross profit margins, you look at operational EBIT margins, they’re vastly superior to that of ADP. And we point to Paychex because it’s really the only scaled, mature competitor. It competes with ADP in about 35% of its Employer Services business. It’s not correct to compare Paychex against every segment of ADP, but certainly for the small-company segment, and the small-mid market customer, it’s comparative.

What we do on this chart, on page 10, is we’re showing Paychex vs. ADP on the segments in which they compete. So ADP has got about a $3 billion business that competes directly with Paychex: That’s the SMB business plus the smaller portion of the mid-market business. So Paychex, about $2.6 billion in revenue, ADP a similar size, slightly larger, at $3 billion. If ADP had the same 41% margins that Paychex generates in the $2.6 billion of revenue that, I’m sorry, the $3 billion of revenue that ADP has in this part of the business, that would represent $1.2 billion of profit. That leaves only $400 million for the remaining $5.5 billion of ADP’s business, implying a 6% margin. Why do we have to, sort of, go through these kind of gymnastics to try to point out that the margins are well below what they should be? The answer is that ADP has been unwilling to disclose its segment margins, which would make it easy for investors to compare the actual performance of each of the company’s segments against its competitors. So we have to do these kind of rubrics, and looking at it in every measure, it’s very, very clear that ADP is underperforming its potential in terms of margins.

And the company acknowledges this. This is a quote from Carlos from May of 2013. He says, again the company’s been pressed on its margins for years, and he says, “When you look at ADP’s overall pretax operating margin, it’s pretty darn good, but when I stack it up against other companies that are in similar industries to us, I think there is plenty of room there. So we have one or two competitors that have higher operating margins than we do [Paychex being a good example] . . . that would be a good example of how much space, how much room there is. So we believe there is room inherently, but I think there are data points out there that would lead you to believe that a 20% pretax operating margin is nice, particularly for some other industries, but in our world it leaves, I think, plenty of room for improvement over the years.” The problem is the company has not made meaningful improvement over the years.

This is an important slide which we did that was not part of our original presentation, but it’s one of the most essential points about the deteriorating performance of the core business of ADP. This is the revenue growth of Employer Services. And it was flat at about 6% per annum, you know 2012, 2013. It ticked up to 7% in fiscal year 2014, the Obamacare tailwinds kind of took effect, big boost to the industry, yet ADP’s Employer Services business remained flat. And then as Obamacare, the tailwind faded, last year the company’s Employer Services growth declined from 6% to 4%, and the company is projecting 2-3% growth for 2018. So in fact, Obamacare was a boost to ADP, but it masked underlying deterioration in Employer Services. And as Obamacare is no longer a boost, you see the actual performance of Employer Services. Now, in this proxy context, ADP for the first time put out guidance for revenue growth over the next three years, and they gave a 6-7% number from fiscal ’18 through fiscal 2020, over the next three years. They also gave a number for fiscal year 2018 of 2-3%, which implies that growth is going to have to accelerate from 7 to 9% for 2019 and 2020 to meet management guidance of 6-7% for the same period. We don’t see any evidence that will drive the growth to these levels, and this is, I think, a real concern for investors.

What we do here is we show why is growth deteriorating. Actually, ADP, we think, is in a pretty good position with respect to the SMB business and their mid-market business, with their Workforce Now product. It’s really in the Enterprise space that they’ve lost significant share, because they do not have, today, a competitive product. And you see this in that ADP’s Vantage product, which is its product for the Enterprise segment, has been basically flat at a little over 300, 350 customers, with Workday and Ultimate taking enormous share. Workday, starting from zero, now has 1,344 clients, including, my understanding is, the majority of the Fortune 500. Ultimate Software with 1,400 customers. You look at the change, the growth in revenue over the past eight years in Workday, now $1.5 billion in revenue, ADP has actually shrunk their Enterprise business over the same period. And this represents, in terms of value, Workday has created $20.2 billion of shareholder value; Ultimate, $5 billion of shareholder value in this Enterprise business; and ADP’s Enterprise business, you know, again, it’s not traded separately, we estimate it’s lost at least $1.3 billion of its value over the period.

Ultimate Software each quarter advertises how much of their business they’ve won from ADP. And they’re winning, about 45% of their existing clients are coming from ADP. They also provide survey data on their customers. And so we know that 45% of the people answering the survey are former ADP customers. And when these customers are asked why did you switch, and they said, well, we needed, 80% have needed functionality or better technology; 78% said we had non-integrated systems; 66% said we had poor customer support; 64% said we have poor reporting. These are really indictments of ADP’s Enterprise business.

And what’s allowing Ultimate to win versus the incumbents? Unified human capital management product, 79%; strength and functionality, 74%; improved reporting, 71%; improved customer support – half the people left because, an influential factor was improved customer support; and then, of course, cloud technology. Importantly, cost savings, at 16%, is the smallest factor. What that tells you is this is a great business. If you have a great product, people are not that sensitive to price and they’ll switch. So ADP cannot win by increasing prices at a slower pace, or even cutting prices. They need to have a best-in-class product. And this is one of the key initiatives that we would push for as members of this board.

We’ve talked about a couple of alternatives. One, getting an understanding of the current status of their Enterprise offering: when will it be launched, what will be the functionality, how easy will it be to use, will it be a truly unified product that competes with competitors on a global basis? And we have to compare that, and the company should compare that, against M&A alternatives. We talked about Ceridian, Dayforce is a potential candidate in that it’s a business that’s effectively for sale, owned by a private equity firm at the end of the life of the fund in which it is owned. A company that offers significant potential for synergies, including, ADP could now finally have its own time-and-attendance product, as opposed to private labelling Kronos’s product and paying lots of money to effectively fuel a competitor to launch competitive products. They have $3.5 billion of float, which ADP could manage more effectively, and lots of other things that are worth looking at. Again, today we don’t have inside information on Ceridian, we’re looking from an outsider’s perspective. We don’t know the status of ADP’s new Vantage 2.0 product, nor the timing, but this is something we’d certainly look at and have an open mind about as a member of the board.

The other big opportunity for growth is ADP’s PEO business. ADP should be the massive market leader in the PEO business because of ADP’s brand name, because of ADP’s IP, ADP’s market position, the large number of existing SMB clients who could become PEO customers. ADP, we believe, has something like 5-7% of their addressable SMB client base and small, mid-market client base in their PEO unit. And we believe the broader economy of something like 14-16% of companies that could be using PEOs are using them, so we think there’s a big opportunity there. And the economics of that business and the revenue per employee are multiples, 10x, what they are for ADP’s SMB business. This is a great business embedded inside ADP that could be growing more quickly. And then beyond that, we think, ADP today just announced their employment number. ADP is quite famous for its employment number and I think it gives the company good branding and market exposure every time that number is released. But beyond that, ADP really has done nothing to monetize the very, very valuable dataset that it owns and has access to, and we think that is a big opportunity. Some other investors have argued for ADP becoming the HCM company to the gig economy, think Uber drivers. And then other opportunities to provide, level paychecks and other features to potential customers. So we think there’s lots of opportunities for growth in the business.

So why has the company underperformed? We think part of this is, is that we have a very dynamic industry, but we’ve not had a lot of dynamic input into the senior ranks of the company. We list here the top 12 executives of the company. Average tenure at the company, 20 years. Average age is in the late 40s, early 50s. It’s a cohort of people who grew up in ADP almost from the time they graduated, in some cases from the time they graduated from college or business school, and no outside input. And the world has changed dramatically in the 20 years since these executives have been at the company. So we see no outside experience and a very high degree of insularity in the people who are managing each of these business units. I mean, I’m sure they’re fine and very capable people.

We also point out that we’ve heard very good things about Stuart Sackman as a human being, and as a businessperson, but he is the CTO of ADP. It was an internal promote. He is not a technologist or certainly the kind of CTO you would put at the helm, in our view, of a business that spends $850 million on technology, with a 9,000-person technology team. You want a CTO who could be a CTO of a Google or a Facebook or an Amazon. This is a major technology company and it needs that kind of leadership in order to be successful.

If you ask ADP employees what they think about the business, and the best way to know that is to go to Glassdoor rankings, and we’ve gotten a lot of feedback from employees actually rooting for us in this proxy contest, identifying many of the same issues we’ve identified from outside the company. If you look at how they rank their own company, and if you compare ADP to each of its competitors, ADP’s employees rank ADP last in overall ranking; second-to-last in approval of the CEO – and again, the top CEOs have 95, 96%, 97% rankings. Here employees rank the current CEO at 86%. Senior management approval is even more critical, ADP getting a 3.1 out of 5. You look at their competitors, Ultimate, the CEO gets a 4.6 rating from the company’s employees. And that is a huge competitive advantage in attracting senior talent and talent to the company. You look at culture and values. Culture is critical to run a business of this scale. Having the right culture, ADP is again last, with a 3.5, vastly behind Ultimate, Ceridian, Kronos, Intuit, Cornerstone, Paylocity, Workday. Would you recommend that a friend come to work at the company, and the answer is no. Dead last out of 10. What’s your view of the business going forward? And here, perhaps the lowest ranking, a 59% rating, which is pretty close to an “F” in my understanding. Look at Ultimate at 93%, Paylocity at 85%. If you don’t feel great about the place you work for and you’re not optimistic, it’s hard to succeed.

In terms of, you know ADP used to come on the lists, the Fortune 100 Best Places to Work For, here you see Ultimate Software, Salesforce, Intuit, Workday. ADP is not on the list. Why are they having trouble recruiting employees? Here’s what we hear. You go back to Glassdoor: “Insular, outsiders don’t get ahead,” “Outside views aren’t considered or embraced, change [is] never pursued,” “ADP is an accounting and processing company,” “[it’s] not a technology or software company.”

If you look at businesses that ADP used to own, here you see, it’s rare to have such a straightforward test case of a change in leadership on the board. Actually in this case, same management running CDK for the first two years after the spinoff. Under ADP, CDK was a business that generated 16% margins, and management said, we can increase margins by 50 basis points per annum, and shareholders pressed management. You know, Reynolds and Reynolds, a private company at 40% margins, how is it that ADP had 16? They were told, well ADP’s Dealer Services business is different, whatever the reasons were. Once that business was spun-off, they’ve made dramatic progress. Margins have gone from 16 to 26%. The company guidance for 2019, at the end of the year, is to get to a 35% EBIT margin. Solera, sold years ago, more than a decade ago, margins went from 18% to 40% for the years where we have data. Glass Lewis refers to the Solera and CDK cases as “perhaps the most compelling evidence of the ADP board’s sub-optimal business oversight and the validity of the opportunity asserted by Pershing Square . . . to substantially improve its performance given more effective board oversight, proper direction, a different mentality and a new operating plan.”

And there’s another example. ADP sold its COBRA business to WageWorks, which is a public company. WageWorks, in its conference-call transcripts, discloses that they expect to be able to double the margins of that business. And so it’s been a very good strategy to buy companies from ADP because they have not optimally managed inside ADP, and we certainly want to fix the overall management of ADP so the same thing doesn’t happen to shareholders here.

The CDK story we have a lot of detail on, it’s very recent. This is the stock-price chart. What happened, it was spun-off, the stock got spun-off at 32, dropped to $24 a share. An activist, Sachem Head, bought 9.8% of the company, met with the company, the company embraced the activist, listened to what they had to say, opened up a consulting study, hired PwC, an arm of PwC came forth with a plan, a 200-step plan. The right incentives were created for management. And that plan was executed very effectively and it’s underway. Elliott Associates pushed the company further. They were given a couple of seats on the board of directors and the company has continued to make very significant progress. What’s interesting is to look at what CDK has said about what life was like when management was working inside ADP: Inside ADP, we were run as three separate companies, three separate entities. Today we’re run as one. We had 1,500 software versions, 74 products. We’re down to 400 and we’re working on getting that number lower. Inside ADP we had seven R&D organizations reporting to six different places. Today we have one global R&D organization. We had five sales organizations inside ADP, again independent silos, today we have one. We had 12 different old and clunky billing systems, today we have one. We had overly cumbersome and lengthy product implementations, very manual processes. They’ve been automating their processes and they’ve reduced implementation times by 30%. Bottom line, they reduced complexity, they reduced duplication, and instead of 40 to 50 basis points of margin improvement, which was management’s publicly stated goal when CDK was owned by ADP, called Dealer Services. Now they’ve taken margins from 16% to 26%, on their way to 35% over a five-year period of time.

The CDK improvements were not risky. Many of the same issues were present. We describe these as basic blocking and tackling, simplifying the organizational structure, removing layers from mid-management. Facility rationalization, we talked about ADP’s 130 locations around the country. CDK had something like 80 or 100. They’re down to 60, on their way to a much lower number. Improving labor productivity, streamlining service and implementation, using automated tools. Sourcing more effectively. CDK is buying office supplies and its equivalent cheaper than when they were part of ADP. ADP is a massively larger company, they should have much more buying power. And then pricing discipline. All of these things have been a net positive for the customer. They’ve been a net positive for the culture of the company, higher client retention, better satisfaction, making CDK a more interesting and more profitable place to work. We want to do the same thing at ADP.

So what is ADP’s response to us? First, they’ve attacked us. The first thing they said we don’t know anything about this business. By the way, we’ve been an investor in the human capital management business and payroll industry since our investment in Ceridian in 2006. We were board members of that company before it was sold to Thomas H. Lee.

They then claimed that the company generated 203% TSR. That’s not a correct number, as Glass Lewis points out. “[W]hen ADP’s total returns are calculated appropriately and objectively, and judged in proper context against a peer set consisting of the most directly comparable publicly-listed companies that compete with ADP in the HCM industry, ADP’s TSR performance is not as strong as the Company claims.” We’ll give you a little more detail on that.

And then they’ve recasted their historical performance in a misleading way. Again, I’ll quote, “The Company’s selective presentation of certain metrics, calculated inconsistently or without context, purportedly to make ADP’s absolute or relative performance appear better, in this case is a tactic which considerably weakens the Company’s defense, in our view.” Lately the company’s been threatening its employees that if we end up on the board, there will be drastic headcount reductions. That’s not true. And in the last week or so, they’ve been talking about a plan to improve margins by 500 basis points, which is also not true.

On the TSR, management gets to a 203% TSR, which is the, every letter they send to shareholders refers to this number. The letter they wrote today refers to a 203% TSR. It’s not a correct number because it’s calculated in a misleading manner. One, the start date is the day after Carlos became CEO. They chose that day because the stock declined 3.9% on the day he became CEO. I guarantee you that if the stock were up 3.9% that day, they would have started on the day he became CEO as opposed to the day after. They use, as the endpoint of the calculation, the intraday price at 12 p.m. when the stock spiked as a result of rumors in the market that Pershing Square was building a position, they use a $111.65 price. The unaffected price, according to analysts, is in the $97 range. That has a huge impact on the calculation. And then they include the performance of CDK after it was spun-off. And in ADP’s proxy statement and its 10-K this year and prior years, up until this proxy contest, they include the CDK spin-off as a dividend, and reinvest the proceeds from the sale of CDK shares into ADP shares in order to calculate the TSR. That’s the correct way to do it. They do it differently here because CDK has vastly outperformed ADP, up over 100%, versus 40 for ADP over the same period. And those adjustments, when you do them correctly, and you don’t put your finger on the scale, ADP’s total shareholder return is 141%. And then when you compare against ADP’s actual competitors in the market, not Microsoft and IBM and SAP and Oracle, which, tangentially, really are not the main competitors that ADP is competing with today, but do provide, comprise 91% of the weighting in ADP’s calculation, you do it correctly and you see that there’s a 50 percentage point delta between what the competitors have done and what ADP has done over the same period.

Management’s plan, and the only plan they have in their presentation, is to take the operating margins of the business from 20% to 21 or 22%, that’s a 100-200 basis point increase over three years. They’re throwing around a 500 basis point number. I strongly encourage analysts on the call to ask management what they’re referring to with this 500-600 basis points of what they’re now calling “operational margin,” not net operational margin.

They’ve changed the, in the last 24 hours they removed the word “net.” Not sure what that number is, but what shareholders get to experience is a 100-200 basis point increase. That’s the number to directly compare against the 1200 basis point increase in operating margins that we expect can be achieved here by 2022, fiscal year ’22. If you look at Sanford Bernstein, they say “[ADP’s] rebuttal was, in our view, a confident, well-articulated, detailed, reiteration of the status quo . . . providing plenty of insightful incremental data points and disclosures, but no material change to the financial outlook for the company. ADP established three-year guidance for the first time, but the guidance was consistent with its already-disseminated FY18 guidance and long-term business model.”

Our big point here is that ADP is now talking qualitatively. They’re now saying, before they said we didn’t know what we were talking about. Now they’re saying, “Well we agree with Pershing Square, but they’re a few years behind. We’re already doing all this stuff.” But if you look at their plan three years out, you’re not seeing the benefit from the initiatives they claim to be taking to make this a more efficient company.

I’m quoting ISS and Glass Lewis, “[T]he Company’s lack of a substantive response to several of the Dissident’s arguments, including a series of questions raised by Pershing Square during this campaign with respect to ADP’s operational performance . . . suggests that particularly convincing evidence to refute the Dissident’s critique does not exist . . . In our view, the board’s response, or lack thereof, to the substance of Pershing Square’s argument leaves much to be desired by shareholders and, similarly, the board’s stated operational and financial plan strikes us as being inadequate and underwhelming given the substantial opportunity thoroughly detailed by Pershing Square.” That’s Glass Lewis. And ISS says, “Perhaps most concerning has been the company’s failure to directly address the dissident’s main criticisms. In its public response to the dissident, the board did not seem to provide adequate answers as to why its EBIT margin trails Paychex’s so widely or how it plans to reverse market share losses among large customers, focusing instead on making pointed criticisms of the dissident’s track record, fee structure, and behavior in this contest… the company’s lack of direct public response to two key issues raised by the dissident - how it will reverse market share loss among large customers and why its EBIT margin trails Paychex’s so widely - suggests that having a significant shareholder on the board could help ensure that the company is addressing those challenges and responding to them with sufficient urgency.”

If you look at the sort of the pivot, if you will, in August, management said “I’m directly saying [Bill Ackman] doesn’t know what he’s talking about.” Now, the company is saying, “We probably agree on a lot of different things from a thematic standpoint: The need to transform our technology . . . the need to be efficient, to improve margins . . . [but]

he’s a few years late in terms of the ideas he has . . . .” And now on Bloomberg TV he said, “[W]e just guided to another 500 basis point improvement over the next three years.” Again, we do not know what this 500 basis points is referring to. “[S]o if Ackman is advocating for a 1200 basis point margin improvement we’ve, over the course of six to nine years, we’ve been able to accomplish the same thing.” Unfortunately, this is not true. The company is predicting 500 basis points of a number that does not have a bearing to shareholders. The company should be forced to explain that number on the call. They should also be asked, are they changing their guidance from 20% to 21-22%? They’re actually going to take margins from 20 to 25%? That would be a 500 basis point increase. But we do not know what he is referring to on this slide. Brian, you want to add a few more thoughts on this point?

BRIAN WELCH	Yeah, sure, so we’ve actually detailed this pretty extensively over the last several days, including in a press release yesterday. But we believe the company’s claim that they are going to increase their net operational margins, or more recently they’ve dropped the word “net” and said “operational margins,” by about 500 basis points is not accurate. ADP’s current plan calls for margin increases of just 100 to 200 basis points. Now obviously this includes some modest headwind from the growth in the PEO, including the pass-throughs, which the company sort of selectively includes or excludes from various analyses, based on what is more favorable to the argument they’re trying to make, and we do recognize that obviously the net operational margins of the business would increase it slightly more than this 100 to 200 basis point figure that you see at kind of the bottom-line adjusted EBIT margin guidance. That’s actually a concept we introduced to the investment community that the company has adopted. And we have no problem with the methodology itself. The issue is with the number and the way in which it’s calculated. We’ve actually put out a detailed spreadsheet and cannot reconcile this number, and we’ve asked the company for clarification.

Importantly, some have seen through this number. Many shareholders and, frankly, some of the analysts that we’ve spoken to have reached out to the company to ask for clarification. This has become a centerpiece of the company’s campaign in the last week or so, I think in response to the support we are getting from shareholders for our initiative to drive greater operating efficiency at the company. Those shareholders and analysts have not received a response, so we have publicly asked for a response, or asked the company to retract this misleading statement.

MR. ACKMAN	Thank you, Brian. So, what do they need to do to improve that they’re not already doing? One, we think the organizational structure needs to be changed. The company is run in an extremely siloed manner where each of these businesses, it’s as if ADP is a conglomerate and the SMB business is a completely separate and unrelated business to the mid-market business, which is a completely separate and unrelated business to the Enterprise business, which is a completely separate business to the international business and to the PEO business, and the reality is, this is a human capital management company. It’s the same business, different sized customer, slightly different needs. But that depends on the customer, not necessarily precisely how many employees they have. So the company needs to be restructured in terms of the way it’s organized.

The products of the company need to be designed for self-sufficiency so that there isn’t so much reliance on calling into a call center and relying on a human response to something that can easily and preferably be done by the client. So the support organization needs to be restructured and needs better tools and better CRM systems in dealing with clients.

Implementation needs to be automated. We understand that something like 38 ADP employees work for one company on an implementation. That’s just much too manual. ADP charges a lot for it, they’re losing business because they’re charging in some cases 3x for the implementation for some of their Enterprise clients, and some of their larger clients, compared to competitors.

The back-end technology of the company needs to be improved. They’ve got to stop spending money on legacy platforms. That number keeps going up. It’s at $400+ million. They need to have sufficient talent to address the fundamental problems of the platforms so they can get off some of the legacy platforms. And that comes with better leadership in the technology organization of the company.

And while the company claims to have some of these work streams underway, they ignore others. They make no commitment to deliver on any improvements as a result of these changes. And what we would do if we were on this board is, one, we would make sure that we understood, and the company carefully analyzed, how to restructure the organization, probably with the benefit of outside help from a Pricewaterhouse, a Jay Alix or many of the organizational consultants that are available to help achieve these kind of efficiency and organizational restructurings. And then the company should set goals. As a result of these changes, we’re going to achieve the following amount of margin improvement, and you can hold us accountable and we can design incentives so that management gets paid for achieving and exceeding the results it commits to shareholders. And we’re going to provide transparency. We’re going to show you, we’re going to insist that the company provide segment disclosures so that people can see how our businesses do against the competition.

So the company, of course, says what we’re proposing is risky, and I should explain why it’s not. So why is the time now? The good news is that ADP has migrated all of its clients off of old products in the small, SMB business, has completely migrated all clients onto RUN, ADP. In the mid-market segment, by the end of the year the company committed to completing all of its migrations. The international business we don’t believe requires significant product migrations for improvements and efficiency. And this represents 80% of the business. And there should be very significant margin benefits from the fact that the clients have migrated to the modern software and systems. Enterprise is a problem. Now, we suggested a risk-mitigating strategy here, which is that Workforce Now scales well above thousand-person companies. And we understand, because of the siloed nature of the business, that internally there were advocates in the mid-market business saying, “Look we could be selling to Enterprise customers.” And that opportunity was not pursued because the Enterprise business leadership did not want their clients going on a mid-market product. Workforce Now, we think is a good product. We now understand that ADP is now offering this product to customers that have 1,000 or more employees. And we think this product scales to as much as 4,000 employees, and is a very good risk-mitigating way to address client loss of share competing against Workday and others until ADP has a best-in-class Enterprise product. The overall point here is that ADP has been run to generate small, incremental progress each quarter, and this has caused the company to miss the market. And that is a very risky way to run a business in an extremely dynamic industry.

The other risk that ADP has talked about is drastic headcount reduction, and this is a really unfortunate thing, because it scares employees. Carlos went on TV and said that in order to get to the margins we’re talking about here, the company needs to fire 20,000 people immediately. Drastic headcount reductions. And yes, that would be very disruptive, we would never advocate for that, and it’s not necessary here. And you can look at a couple of examples to make that clear. So one, Paychex over the last six years has made dramatic progress in increasing the revenue-per-employee, and they’ve done so while growing headcount, but they grew headcount at a slower rate. ADP has grown headcount over the last six years equal to its growth and net revenue, and as a result has not demonstrated productivity. But if you hold headcount flat, or you grow it at a slower rate, you can make massive progress in terms of your productivity and improving the margins of the business.

The second point I would make is that ADP has pretty high turnover, something like 6,000 employees or so leave each year, and the company needs to recruit people to replace these employees. So there’s a natural attrition to the business that can be used to help manage the shape of the workforce. But the key is keeping the best people. And the problem is many of the best people, many of the top salespeople, are leaving to go elsewhere, because they have a better product to sell.

Another point I’ll make here, is if you look at CDK. CDK, since it was spun-off, has basically kept headcount flat. Yet, they’ve made massive margin gains. So this 20,000 employee, massive layoff, risky factor, which was unfortunately considered and included in ISS’s analysis, accepted from ADP as, this is a reality of the Pershing Square plan, is completely and totally false.

The initiatives we have in mind here, the vast majority of them don’t touch the client. They happen, if you will, in the back office. They happen in the organizational structure of the business. They will help improve the culture of the organization. They will make ADP a more attractive and interesting place to work. I would expect the Glassdoor rankings of ADP to go up significantly if they implement this restructuring. We view it as risk-reducing. We think there’s a lot of risk in the status quo, and that’s evident by the fact that, in particular, in the Enterprise business, which was a third of the company a number of years ago, now down to 20%, is actually declining, at a time when that industry, that segment of the industry, of human capital management, is booming.

Another point which I think is important is there is no need for this company to increase its investment in software and systems. ADP is spending $860 million in this area. They have 9,000 employees. These numbers are massively larger than the cumulative spending of their competitors in the industry. And so we don’t see a need for that money to be spent, for more money to be spent. We see a need for it to be spent more efficiently and more effectively. We see the company needs to recruit different kinds of personnel in its technology organization. We think there will be large opportunities, low-hanging fruit, things like real-estate consolidation, things like better procurement, that will help immediately reduce costs and free up profits that can flow to the bottom line of the company, without a need to increase investment on the company.

So just to summarize, what are we looking for? We’re looking to put a major shareholder on the board. One of our big criticisms of the board is only one director in 13 years has bought stock in the company. And that was one director bought 1,000 shares 13 years ago. That does not show a commitment, a shareholder orientation. We want to add a major shareholder. Pershing Square has a $2.6 billion investment in the company, it represents about 25% of our assets under management. It’s our biggest investment. We want to add two independent directors to the board. We want to take a long-term approach to the business. We want to form a board Committee that will oversee a transformation of the business, hire an independent consultant, develop a plan, similar to what CDK did. Evaluate where the company stands with respect to product technology and operating enhancements. Evaluate the management and make sure we have the right people in the right roles. Redesign the incentives and the compensation to align with our objectives and long-term value creation.

And then lay it out to shareholders and have shareholders and the board hold management accountable to achieve those objectives. And build a best-in-class company in this industry, as opposed to a follower that has lost market share and has become a lumbering bureaucracy.

Management’s plan is basically no change to the status quo. That’s 100-200 basis points over the next three years. It’s just the normal kind of operating leverage you’d see in this business, and it’s inadequate. The way the company has approached us in this proxy contest I find, frankly, disrespectful. I’m a big boy, I can take the attacks. But the company is really, and I blame the advisors here, steering away from the core messages, because the company does not have good answers to the handful of questions that we have asked, and that analysts should ask on the call. What are the margins of each of the sub-segments? Why did CDK perform dramatically better? Why did the company allow Workday and others to take significant share away from the company? What we hope to achieve here is address the issue in the Enterprise business. I’ve gotten feedback from major salespeople at the company that would love to sell a product with the capabilities of Ceridian Dayforce or Workday, because they are losing in head-to-head comparisons, and they love ADP and they want the company to be a great company.

On the board, we’ve proposed three directors with business transformation and operational efficiency. We are not seeking to replace any of the directors that were added recently that have significant and relevant technology expertise. One of the important elements of this proxy contest is, not just adding directors to the board with experience in business transformation and operational efficiency, but replacing three of the longest-standing members of the board that chair the board, chair nominating and governance, chair audit. All of the board committee chairs, and the chairmanship of the board are held by the longest-standing directors. We want to empower the new directors that have joined the board recently to have a say. And, typically, I see this all the time, a director joins the board, it takes them a few years to kind of get their feet wet, to get comfortable, to start challenging the status quo. And we can, with this proxy contest, with the addition of three directors to the board, seven directors will have joined in the last four years, and that will reboot this board, will change the culture in the boardroom, will make the company open to the necessary changes, to make this a more successful company.

I’m running against, the way I think about it, Mr. Jones. And Mr. Jones led Air Products, was chairman and CEO prior to the executive that we catalyzed, ultimately his replacement. I do think this proxy contest is personal, unfortunately. I think Mr. Jones is not happy that we replaced his favored candidate to run the company. I think he is not happy that Air Products’s stock has doubled and their margins gone from, where he ran the business, up almost 1,000 basis points under directors that we put on this board, and I think he’s trying to stop us from doing the same thing here at ADP. And that is not in the best interests of shareholders. We have two outstanding independent directors. Ronee Hagen, you can see her on a video that Lisa Bernstein did an interview, kind of a fireside chat with our directors. You get a real sense of them from questions that she asked. She has been CEO of businesses in low-margin, extremely competitive industries and understands the necessary cost-disciplines and gap-closure required of companies in order for them to succeed. She’s an extremely experienced director and served as lead director of multi-$10 billion market-cap businesses and is a terrific, high-class, high-quality human being.

Paul Unruh, spent his career at Bechtel. Earlier in his career he put in place payroll systems. He certainly understands the payroll element of the business. That’s not why we recruited him here, we recruited him here because he recently stepped off a sub-committee of Symantec, a three-person committee that oversaw a business transformation of Symantec that took $400 million for the company.

ISS is recommending a withhold against Eric Fast. This company has actually reduced its disclosure dramatically to shareholders, everything from client counts, and a kind of granularity the company used to give. In our view, companies do that when they want to hide something. We’re going to fix that, and Paul would likely join the Audit Committee if he were a member of this board, and would lead that.

So with that, I’m going to jump to Q&A. And, operator, why don’t we open it up for questions.

OPERATOR	Certainly. So ladies and gentlemen, your question and answer session will now begin. If you wish to ask a question please key star then one on your telephone. If you then decide to withdraw your question, simply key star two. All questions will be answered in the order received, and you will be advised when to ask your question. All other lines remain on listen only. So, just to remind you, if you wish to ask a question please key star then one on your telephone. Okay, the first question we have is from the line of David Togut of Evercore. Your line is open. Please go ahead.

DAVID TOGUT	Thank you, good morning. Bill, I’m curious how you would handle a split decision. For example, if you’re the only Pershing Square nominee elected to the board, would that represent enough of a mandate for change, and if it would, how would you implement that mandate?

MR. ACKMAN

Sure. Look, we live or die based on what the shareholders have to say. You know, I think, in light of the resistance the company has put up to us and our directors, it is a massive win for us if we get one or more directors on the board. What’s helpful about getting two or three, as opposed to one, is it really helps change the culture of the boardroom, because you replace a number of the longest-standing directors with new directors, and you have a new board that’s going to have to elect new heads of committees, it’s going to have to elect a new chairman. It does make it, on the margin, easier. That said, if I’m the only member of this board, we’re a major shareholder. I’m not a shrinking violet in the boardroom. It will represent a very significant victory for shareholders. And in my experience, these proxy contests tend to be run by the chairman, to some extent, sometimes the CEO, and then proxy-advisory firms and investment banks. And, you know, the board — I wrote a letter to the board today and I told them, I said look, “I know you don’t read these press releases before you go out. I don’t take any of this stuff personally.” Once the shareholders decide what they want, the board gets in line. And it will be a very significant step for shareholders to put me on this board. In Canadian Pacific, we got a full mandate, which means we got seven directors on the board, all seven that we appointed. We were just shy of a majority, and we were able to get things done in a very efficient and effective way, and it was a great benefit to shareholders. It’s a little bit harder if it’s one, as opposed to two or three. You know, a full mandate here, I think, meaningfully increases the probability and timeframe for execution. But I think we can get the job done with one or more.

MR. TOGUT	And if you were to get one elected to the board, i.e., yourself, would that be enough of a mandate to make a change in management, which you’ve suggested, or would you need three nominees to the board?

MR. ACKMAN

We have not formed a view on whether it makes sense to change management. My approach to these things is, one, I’ve never formed a view on management until I’ve actually had a chance to meet with management and ask them questions about the business. I don’t know how much of this proxy contest is Carlos following the instructions of the board or the chairman and he’s just being a dutiful leader following his board’s dictate, or whether he, you know, we sit down for the first board meeting and he says, “You know what, Bill, I’m glad the proxy contest is over, I see the same opportunity you do, I want to lead the charge, I’m inspired.” You know, it depends on how he answers the question. And I think, we do see, you know, I have said, Stuart Sackman is probably a very capable business executive. I think there’s probably a very good role for him in this company, but in our view, it’s not CTO. We think the company needs to immediately begin a search to bring in a top CTO. There are some other positions, I’m sure. It’s not clear to me whether we have the right person in the right roles, but without meeting the people, how can I possibly form an opinion. And with one seat on the board, I’m certainly not going to be making the decision as to who the CEO is going to be. That’s going to be the board’s decision, and the board will ultimately make that decision. You know, this is not about, this is not a proxy contest about who should be CEO of the company. It’s a proxy contest about identifying a huge opportunity in the business, identifying a real weakness in the business, and identifying a solution to that problem. And if management wants to be a solution to that problem, we’re excited to work with management. If management is going to be an impediment to that problem, my guess is the board will make a change.

MR. TOGUT	Understood. And just finally, if you don’t get any members elected to the board, what would be your strategy with respect to your holdings of ADP stock? And if you were to continue to hold the stock, would you pursue additional action, let’s say next year, to get elected?

MR. ACKMAN	Sure. So, one, I think if we were to lose here, and we don’t expect to lose, but if we were, my guess is it’s going to be a close vote, akin to a P&G situation, which is also a very powerful mandate. In some ways, it’s sort of management’s worst nightmare, right? We’re shareholders, we’re outside the boardroom, we’re free to say whatever we want to say, we’re free to host whatever conference calls we want to host. We’re out there holding management accountable, the company is under enormous pressure to deliver over the next three quarters. And then, if they don’t, then we go, we’re in a much stronger position to get three or more nominees elected to the board. So I do think, again, outside the boardroom we can’t accomplish nearly as much as we can inside the boardroom, which is why it’s important that we get shareholder support. But we can do a lot. And I think ADP has been changed forever just by the proxy contest. And so I think there’s a lot of value that can be created here. We can do more from the inside, we can do more with three directors than we can with one, and that’s why we’re hoping, and this is a very important point. It’s unfortunate that ISS, in effect, said shareholders should facilitate my addition to the board by withholding for Eric Fast. Obviously, if you’re a fiduciary and you want me on the board, the way to put me on the board is to vote for me. Because otherwise you have these unintended consequences, right? If everyone was an ISS-advised client and followed their instructions, I wouldn’t end up on the board of the company. And even though that’s apparently what ISS, according to their recommendation, they want me to be on the board, but they only want us to get one director. And their way of, kind of, threading that needle is a bit of a game theory thing on proxy contests. And I think that’s quite risky for shareholders. And shareholders that we have spoken to since the ISS report have said to us, Bill, if we want to support you, we’re going to vote for you on the GOLD card. We’re not going to get there in some kind of backhanded way. And I hope that’s the case for the vast majority of shareholders who listen to ISS, that they listen to their recommendation, but they choose a different mechanism to appoint me to the board of the company.

MR. TOGUT	Understood. So just to make sure I have 100% appreciation for what you’re saying, if you were to lose the proxy contest, you would continue to maintain your current ownership of ADP and pursue the agenda that you’ve articulated.

MR. ACKMAN	So, what I’ve said is, again, we are a fund, we have investors adding capital, redeeming capital. We do make changes to the sizes of positions over time. But we would intend to keep a major stake in the company over time, similar to what we own today, absent extraordinary circumstances.

MR. TOGUT	Understood. Thanks so much for taking my questions.

MR. ACKMAN	You’re welcome. Next question, operator.

OPERATOR	Before we go to the next question I will just give another quick reprompt. If anybody does wish to ask a question please key star then one on your telephone. The next question comes from the line of Mark Marcon of RW Baird. Your line is open. Please go ahead.

MARK MARCON	Good morning, Bill. Thanks to you and the whole team in terms of all the presentations, it adds a lot of light. I’m wondering if you can just talk a little bit about your approach immediately, should you gain a position on the board, or should multiple members gain a position on the board. Can you just articulate exactly what your approach would be for the first six months to a year? You’re very thoughtful, you’ve done a lot of digging. But obviously you’re smart enough to know what you don’t know. How much time are you going to spend studying things and re-looking at things before really pushing for action?

MR. ACKMAN	Sure. So let me be clear. If I were to join the board, I would be one director. I have no control or influence over Ronee Hagen or Paul Unruh, so I can only speak with respect to what I would do. But the first thing I would do, the benefit of being a director of the company is you have the benefit of getting access to whatever information you want, you become an insider. And we approach boards the same way I think a private-equity firm approaches a portfolio company, which is, we’ll send a request list to the CFO and we’ll say, “Look, please send us the following information: the financial statements for each of the sub-segments of the business.” All of the stuff that we’ve had to get to through the due diligence we’ve done, we’ll have complete access to. And I think that will help us form our own view on the business.

The other thing we would recommend is that the board engage a consultant. I think it would be, certainly, interesting. I’d love to hear from the PwC folks that did the work on CDK, what they learned there. And my guess is that that organizational structure is very similar to that of

ADP. But we’d probably interview, I’d encourage the board to interview a number of the, sort of, business-transformation consultants. I put Jay Alix on that list, PwC, Accenture, there are a number of others. But I think the first phase is precisely as you describe, it’s a deep-dive due diligence phase with the benefit of inside information and with the benefit of external advice. And I think the board would certainly view my addition to the board or all of our directors’ additions to the board as a mandate from shareholders to get to the bottom of the questions that we’ve asked.

And then you do the work, in much the same way that CDK did the work. And then the management working with the consultant, working with, perhaps, a subcommittee of the board, comes to an answer as to how should we optimize ADP? And then there’s a plan that’s developed. And the plan has a series of steps. And then the plan gets allocated to, you know, certain executives of the company take on certain responsibilities. The audit committee chair is responsible for negotiating lower audit fees. And you go department by department and you give people the right incentives to execute. I think another very, very important thing, and one of the things I would do very early on, assuming that the board would give me this opportunity, I’d want the opportunity to address employees, because I think, when you go through something like this, I want to make sure that the employees understand that we have the best interests of the company at heart, that we’re a long-term investor in the business, and that proxy contests can be scary. Management can say some things like, we’re going to fire 20,000 people. And I think comforting the employees here, you know, is a critically important thing, and I would welcome the opportunity. I’ve had it in other cases where companies, when the activist joins the board, we’re a major shareholder, at a company town hall I get introduced to the employees, and I do a Q&A for employees, I think that’s a very helpful and productive thing to do.

The other thing I want to do here is, before all of the above, I want to get to know the directors better. I’ve heard very good things about many of the directors on this board. I have mutual friends in common with a number of them, and I’d like to get to know them better. And very important, very early on, first meeting, we put the proxy contest behind us. Whoever the chairman is at the time, Mr. Jones is still on the board, I would expect him to say, “Bill, welcome to the board. We understand that the shareholders have appointed you, we understand our responsibilities as fiduciaries. Let’s put all this rancor behind us, and let’s focus on what’s in the best interests of our shareholders.” And I would expect that tone from him, or if the board elects a new chairman or chairwoman, I think, just making sure that everyone walks away from the proxy contest and says, look, it was what it was, it is what it is, but now we’re going to focus on what’s, going forward. But it’s not a, we wake up one day and we start giving instructions to the management. I don’t view that as the role of a board member. This is inherently a collegial process. We have a recommendation on what we need to do and what we need to learn, there’s a lot we need to learn about the company that we don’t know. We’ve relied only on what’s publicly available about the business, and I expect that we’ll learn a lot, and we’ll identify opportunities we didn’t know about, there’ll be some ideas we had that may not be feasible, any and all of the above.

MR. MARCON	Great, thank you.

MR. ACKMAN	Next question, Operator.

OPERATOR	There are no further questions at this time, but just as a quick reminder, if you did wish to ask a question please key star then one on your telephone.

MR. ACKMAN	OK operator, if there are no further questions, we’re going to win an award for keeping within the 60-minute timeframe. This is a Pershing Square award that we give out only rarely in the history of the firm. But thank you very much for your time. We look forward to seeing you. Please vote the GOLD card for the Nominees for ADP’s Business Transformation, and vote by internet or by phone, because time is short. Thank you very much.

OPERATOR	So ladies and gentlemen, that concludes your conference call for today. You may now disconnect. Thank you for joining, and have a very good day.